Exhibit 8.2

January 18, 2019

PS Spine HoldCo, LLC

505 Park Avenue, 14th Floor

New York, New York 10022

Re:	Acquisition of Paradigm Spine, LLC by RTI Surgical Holdings, Inc.

Ladies and Gentlemen:

We have acted as legal counsel to PS Spine HoldCo, LLC, a Delaware limited liability company (“PS Spine”), and Paradigm Spine, LLC (“Paradigm”), a Delaware limited liability company and direct wholly owned subsidiary of PS Spine, in connection with the proposed acquisition of all the equity interests of Paradigm (the “Transaction”) by Bears Holding Sub, Inc. (“Holdco”), a Delaware corporation and direct wholly owned subsidiary of RTI Surgical, Inc., a Delaware corporation (“RTI”), pursuant to the Master Transaction Agreement, dated as of November 1, 2018 (the “Master Transaction Agreement”), by and among RTI, Holdco, Bears Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and direct wholly owned subsidiary of Holdco, and PS Spine.

You have requested our opinion regarding certain United States federal income tax consequences of the Transaction.

The Transaction will be structured as follows:

1. Merger Sub will be merged with and into RTI (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, with RTI as the surviving entity in the Merger. As a result of the Merger, Holdco will become the parent corporation of RTI, each issued and outstanding share of RTI common stock will be converted into one share of Holdco common stock and each issued and outstanding share of RTI Series A preferred stock will be converted into one share of Holdco Series A preferred stock (other than shares of RTI common stock and RTI Series A preferred stock held by RTI as Treasury shares or by Holdco or Merger Sub immediately prior to the Merger, which shares will be cancelled). Upon closing of the Merger and the Contribution (as defined below), Holdco will change its name to RTI Surgical Holdings, Inc.

2. PS Spine will contribute 100% of the equity interests in Paradigm to Holdco (the “Contribution”) in exchange for Holdco common stock and cash and contingent rights to receive, at later dates, Holdco common stock and cash payments in accordance with the terms of the

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January 18, 2019

Master Transaction Agreement. It is anticipated that, due to the expected amount of Paradigm’s indebtedness and transaction expenses, all cash consideration and a portion of the Holdco common stock consideration that would otherwise be paid to PS Spine at closing pursuant to the Master Transaction Agreement will be used to satisfy Paradigm’s outstanding indebtedness and unpaid transaction expenses at the closing.

For purposes of rendering our opinion, we have reviewed and relied upon: (a) the Master Transaction Agreement; (b) all of the agreements described under the headings “The Transaction” and “The Master Transaction Agreement” in the registration statement on Form S-4 and the joint proxy and consent solicitation/prospectus forming a part thereof as filed by Bears Holding Sub, Inc. with the Securities and Exchange Commission on December 6, 2019, and as amended from time to time (the “Registration Statement”), and all of the other agreements and documents related to and delivered in connection with the Merger or the Contribution (collectively, the “Transaction Agreements”); (c) the Officer’s Certificates delivered to us by officers of PS Spine, Holdco and RTI, dated the date of this opinion (the “Certificates”); and (d) such other documents as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, for purposes of rendering our opinion, we have reviewed such questions of law as we have considered necessary and appropriate.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, the published administrative positions of the Internal Revenue Service (the “IRS”) contained in revenue rulings and revenue procedures, and court decisions, in each case as in effect on the date of this opinion. All of the authorities on which our opinion is based are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change in these authorities could affect the opinion set forth below. Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occur after the date of our opinion. In addition, our opinion is not binding on the IRS or the courts. Accordingly, there is no assurance that the IRS will not assert a contrary position or that a court would not agree with such a contrary position.

In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that (a) each of the representations and warranties set forth in the Transaction Agreements and the Certificates is true and correct as of the date hereof and thereafter where relevant (without regard to whether such representations and warranties were made “to the best knowledge of” any person or party or with similar qualification) and no actions have been or will be taken which are inconsistent with such representations and warranties, (b) with respect to all matters as to which a person or party has represented that such person or party has not entered into any agreement or understanding, does not have any plan or intention, or is not aware of any agreement, understanding, plan, or

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January 18, 2019

intention, there is no such agreement, understanding, plan, or intention, and (c) the Transaction will be consummated in accordance with the terms of the Transaction Agreements without waiver or modification of any provisions thereof, that the Transaction Agreements (together with any agreements incorporated by reference therein) constitute the full and complete agreement of the parties thereto, and that there are no other agreements, arrangements, or understandings among any of the parties relating to the Transaction.

Based upon and subject to the foregoing, it is our opinion that the Merger and the Contribution, taken together, will qualify as a transaction described in Section 351 of the Code.

Subject to the qualifications, exceptions, assumptions and limitations set forth therein, we confirm that the statements set forth in the Registration Statement under the headings “Risk Factors—Risks Relating to the Transaction and the Combined Company—If the Merger and the Contribution, taken together, do not qualify as a transaction described in Section 351 of the Code,” “Risk Factors—Risks Relating to the Transaction and the Combined Company—The U.S. federal income tax treatment of the Earnout Consideration is not entirely clear under current law” and “The Transaction – Material U.S. Federal Income Tax Consequences—United States Federal Income Tax Consequences to PS Spine,” insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect to such matters, constitute our opinion as to the material U.S. federal income tax consequences of the Contribution to PS Spine.

We express no opinion as to any matter not explicitly discussed herein or as to the law of any jurisdiction other than the United States of America.

We consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement under the headings “The Transaction – Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very Truly Yours,

/s/ Dorsey & Whitney LLP

KAS/JDH